Exhibit 10.3

September 28, 2015

William Mitchell, MD, PhD
Chairman Compensation Committee
Hemispherx Biopharma, Inc.
One Penn Center
1617 JFK Blvd.
Philadelphia, PA 19103

Dear Bill,

I understand that the Compensation Committee has initiated a review of my Hemispherx contracts and have discovered today an automatic extension in several days of my patent consulting contract. I agree with an extension to December 1, 2015 of the period of notice of non-renewal as provided in Section 2 of the Amended and Restated Engagement Agreement between Hemispherx Biopharma, Inc. and me entered into as of June 11, 2010.

I have indicated my agreement by my signature in the space provided below. Tom Equels will be with me later today. I will have him witness for Hemispherx and deliver to the Compensation Committee.

/s/ William A. Carter____________
William A. Carter, M.D.

Hemispherx Biopharma, Inc.

By: /s/ Thomas K. Equels_______
Thomas K. Equels, President